Exhibit 14-A

REGISTRANT’S POLICY STATEMENT of DOMESTIC AND INTERNATIONAL
BUSINESS ETHICS AND RESPONSIBILITIES

GUNDLE/SLT ENVIRONMENTAL, INC.

Policy Guidelines for Business Ethics

     President’s Statement of Domestic & International Business Ethics and Responsibilities

All Gundle/SLT Environmental, Inc. (“GSE”) directors, employees, representatives, distributors and agents can be proud of GSE’s outstanding domestic and international reputation as an ethical and responsible company. We have always striven to maintain the highest standards of conduct in our business dealings with customers, civic and community leaders, and other members of the public we serve. We have included in our policy a commitment to be a responsible corporate citizen, and to being a company that our directors, employees, representatives, distributors and agents (“Representatives”) can be proud to work with and be affiliated. It is important that we maintain a commitment to continual improvement in this area.

To assist and guide us in this endeavor, the Corporate Counsel – at my request - has developed this Policy Statement of Domestic & International Business Ethics and Responsibilities (the “Policy”). The Policy is intended to serve as a general guide for each of us on ethical business conduct and your responsibilities to the Company.

All persons to whom this statement is presently distributed must certify at least once a year that they have read this Policy and are in compliance with its provisions. Failure to comply with the Policy will be cause for severe disciplinary action, termination of employment, or other serious legal ramifications.

This Policy applies to all directors, officers and employees of GSE and its subsidiaries (the “Company”). It applies to managing directors and partners of Representatives of the Company. For purposes of the Code, references to an “employee” shall include a director or officer. It is important to the success of the Policy that each applicable person subject to this Policy understand that:

He or she is personally responsible for his or her own conduct in complying with this Policy, and for promptly reporting known or suspected violations to the Company’s Chief Executive Officer or Chief Financial Officer. Good intentions and failure to seek timely advice will not excuse violations of this Code.

No one has the authority or right to order, direct, request or ever influence someone else to violate this Policy or the law. Thus, no one will be excused for violating this Policy or the law at the direction or request of someone else.

Any attempt by any person to have another person violate this Policy, whether successful or not, is itself a violation of this Policy and may be a violation of law.

Any retaliation or threat to retaliate against a person for refusing to violate this Policy, or for reporting in good faith a violation or a suspected violation of this Policy is itself a violation of this Policy and may be a violation of law.

Every suspected violation of this Policy will be investigated and every actual violation will constitute a valid ground for dismissal of any director, officer or employee, or the termination of any contractual relationship with a Representative, Distributor or Agent. If an employee of the Company violates the laws, the Company may refer the matter to law enforcement authorities.

Please review the Policy statements presented here and continue to use them as guidelines in your day-to-day business affairs. If we each adhere to these few general principles, I am confident that the Company’s fine reputation will continue to grow.

Samir T. Badawi, President & CEO

Introduction

This policy statement has been prepared to enable you to understand and follow the Company’s domestic and international business ethics and responsibilities conduct policy (the “Policy”). We believe that it will provide a useful guide to you in your day-to-day business activities. As used throughout this statement, “Company” refers to Gundle/SLT Environmental, Inc. and its subsidiaries, including the company that employs you. Representatives, Distributors and Agents (“Representatives”) refers to those persons or entities in contractual relationship with the Company.

Much of the policy outlines general legal requirements. It is not intended to make you an expert in such areas. Instead, it is designed to alert you to problems you may face and enable you to know when you should obtain guidance from legal counsel before taking action that may have a legal impact upon the Company and upon you. Ethical conduct goes beyond what is lawful and it is sometimes difficult to determine whether an action is ethical or not. Employees must always act in good faith, responsibly, with due care, competence and diligence, without misrepresenting facts or allowing independent judgment to be subordinated. Employees of the Company must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentations of material facts, or any other unfair-dealing practice.

This Policy cannot cover all the significant legal requirements of each country in which the Company does business. Because Gundle/SLT Environmental, Inc., the parent company, is a United States corporation, the U.S. laws are more likely to apply to all companies in the GSE group, and particular attention has been directed to the U.S. legal requirements. U.S. laws are applicable to some international transactions and therefore will reach beyond the territorial limits of the United States. Other countries have similar laws regulating business practices, including without limitation, laws on antitrust, political contributions, and prohibited acts.

Legal difficulties usually can be avoided or minimized if legal counsel is obtained at the outset of business dealings, rather than at a later stage when necessary changes may be difficult to make. As in the past, GSE’s Corporate Counsel stands ready at any time to assist you.

If you believe that you have been asked to do something that violates our business conduct Policy or that the Company itself is not following this Policy, you should notify the chief executive officer or chief financial officer in writing immediately upon being made aware of the potential violation. We will address any matters in the spirit of openness and trust and in a manner that is fair.

C. Wayne Case
Corporate Counsel
Gundle/SLT Environmental, Inc. & Subsidiaries

I. Business Conduct Policy

Here are the principles of business conduct to which each person associated with the Company is required to adhere:

A.	Loyalty to Company - No person should be subject, or even seem to be subject to influences, interests or relationships that conflict with the best interests of the Company. This means avoiding any activity that might compromise or seem to compromise the Company or its employees.

B.	Compliance with Applicable Laws - While we must compete vigorously to achieve earnings to support long-term growth, we must at the same time do so in strict compliance with all laws and regulations applicable to our activities. A person must not take any action on the Company’s behalf that the person knows or should know violates any applicable law or regulation, domestic or foreign.

C.	Observance of Moral and Ethical Standards of Society - Ethical conduct goes beyond what is lawful, and it is sometimes difficult to determine whether an action is ethical or not. When these difficult circumstances arise, you are encouraged to discuss the situation with your superiors in the Company to determine the proper course of action beforehand. You must always act in good faith, responsibly, with due care, competence and diligence, without misrepresenting facts or allowing independent judgment to be subordinated. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Each person must comply with the moral and ethical standards of the society in the country in which the Company’s business is conducted. It is the policy of the Company to provide recruitment, hiring, training, promotion and other conditions of employment without regard to race, color, age, sex, religion, handicap, national origin or veteran status. Moreover, it is the policy of the Company to provide and maintain a working environment free of harassment, intimidation or exploitation of any nature, including sexual and racial harassment. The Company expects its management, employees, and Representatives to treat their colleagues and subordinates with respect and dignity, and to fully support the Company’s objectives of providing equal opportunity employment and maintaining a workplace free of harassment.

It is important that each of us comply with these principles and that we assist the Company in doing so. If you believe the Company is doing anything that is not in compliance with applicable law or the moral and ethical standards of society, you should immediately bring this matter to the attention of the chief executive officer or chief financial officer in writing.

D.	Corporate Opportunities - Each person is prohibited from taking for themselves personally, opportunities that are discovered through the use of Company property, information or position; using Company property, information, or position for personal gain; and competing with the Company. Each person owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

E.	Confidentiality - Each person must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be useful to competitors, or harmful to the Company or its customers, if disclosed.

F.	Protection of Company Assets - Each person must protect the Company’s assets and ensure that efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Company assets must be used only for legitimate Company business.

G.	Anti-Retaliation - No person will be subjected to any retaliation or threat to retaliate for reporting in good faith a violation or a suspected violation of this Policy. Every suspected violation of this Policy will be investigated by the Board of Directors or its legal counsel, and every actual violation will constitute a valid ground for dismissal of any director, officer, employee or Representative.

II.	Conflict of Interest

A “conflict of interest” occurs when an individual’s private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole. A conflict situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, director or Representative of the Company, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are prohibited.

Any arrangement, unless nominal in amount, for the employment by the Company of a sales agent or business consultant (other than persons providing professional engineering, accounting, actuarial or legal services), where appropriate, shall be based solely upon a written agreement and on the understanding that any payment under such arrangement will be used only for the purpose indicated in the agreement.

Each person is expected to avoid any investment, interest or association that might interfere or seem to interfere with the independent exercise of judgment in the Company’s best interests.

Disclosures of personal interests or other circumstances that might constitute conflicts of interest are to be made promptly in writing by the person involved to the chief executive officer or chief financial officer of the Company as soon as the circumstances arise.

If a conflict of interest is found to be present, arrangements will be made for resolution in a manner best suited to the interests of the Company and the individual. When a person confronts a possible conflict of interest, prompt and full disclosure is the correct first step toward solving the problem. Employees are encouraged to discuss their situation with their superiors in the Company to determine the proper course of action.

A.	Common Sources of Conflicts - Conflicts of interest generally arise in four situations:

1.	when a person, a member of the person’s household, or a trust in which the person is involved, has a significant direct or indirect financial interest in, or obligation to, an actual or potential competitor, supplier or customer of the person’s company, or any company in which the Company has an equity interest;

2.	when a person conducts business on behalf of the person’s company with a supplier or customer of which a relative is a principal, officer or representative;

3.	when a person, a member of the person’s household, a trust in which the person is involved, or any other person or entity designated by the person, accepts gifts exceeding $100.00 in value from an actual or potential supplier or customer;

4.	when a person misuses information obtained from internal sources of the Company; or

5.	when a member of an employee’s family receives improper personal benefits as a result of the employee’s position in the Company, which includes loans to, or guarantees of obligations.

B.	Definitions

1.	“Suppliers” & “Customers” - For these purposes, “suppliers” includes those providing not only goods but also services - such as consultants, transportation companies, financial institutions, equipment leasers, realtors and technology licensers. “Customers” includes not only those who buy the Company’s regular products or services or license its technology, but also those who buy scrap materials or who can exercise major influence on the Company’s customers.

2.	“Significant Interest” - an interest amounting to 1 percent or less of any class of securities listed on any of the securities exchanges or regularly traded over-the-counter will not be regarded as a “significant” financial interest in a competitor, supplier, customer or company in which the Company has an equity interest, if there are no other complicating factors which should cause the employee to recognize that a conflict is present. Similarly, existence of an interest-bearing loan, at normal rates prevailing at the time of the actual borrowing, from a recognized financial institution will not be regarded as “significant.” Any interest in the stock of a competitor, supplier, customer or company in which the Company has an equity interest but which is not publicly traded must be treated as “significant” and subject to our review procedure.

3.	“Payment” - includes money, transfer of stock, bonds or any other property, the payment of expenses, the providing of services of any type, the assumption or forgiveness of any indebtedness, or any other transfer of goods, services, tangibles or intangibles that accrue to the benefit of the ultimate recipient or promotes his or her interest.

4.	“Indirect” payments - includes any item that is for an individual’s benefit or promotes his or her interests, regardless of the medium in which the payment is made and regardless of the identity of the immediate recipient or payee. A payment made to an agent or relative, or to an independent contractor, distributor, sales representative, consultant, attorney, lobbyist, Company employee or other third party, may be treated as an “indirect” payment if it accrues or will accrue to his or her benefit, or will promote his or her financial or other interests, or if there is reason to believe that such initial recipient may have transferred the payment of another party for that party’s benefit or interest.

5.	“Government” - includes any agency, instrumentality, subdivision or other body of any national state or local government, including hospitals or other health facilities that are owned or operated by a government, and including regulatory agencies or government controlled businesses, corporations, companies or societies.

6.	“Company” - includes Gundle/SLT Environmental, Inc., its divisions, and all of its subsidiaries, affiliates and joint ventures, including minority as well as majority interests, and includes Company officers, employees or other third parties, such as agents, consultants, distributors, etc., acting on behalf of the Company.

III.	Antitrust Compliance

Compliance with applicable antitrust laws is the policy of the Company and the responsibility of each individual. Foreign antitrust laws are in numerous countries; therefore, careful consideration must be given to the applicable laws of all jurisdictions in which a Company transaction is to take place.

Failure to comply with these laws could result in serious consequences for the Company and offending persons. Violations of many antitrust laws are crimes, subjecting companies and individuals to heavy fines, and individuals to possible imprisonment. In addition, such companies may be required to pay substantial damages and be ordered to refrain from engaging in the activity.

There follows a brief outline of some of the antitrust principles that may govern transactions in which the Company takes part. It is not possible to cover all areas within this statement with which antitrust is concerned. Whenever involved in a transaction in which a competitive restraint in any form may be present, consult with legal counsel at the earliest possible moment.

Remember, antitrust laws of countries in addition to those of the country in which your company is organized, may be applicable to you, your company, and the Company.

A.	U.S. Antitrust Principles - The U.S. antitrust laws seek to promote vigorous competition, free from unreasonable restraints. The chief antitrust statute in the United States, the Sherman Act, prohibits conspiracies and understandings that unreasonably restrain the domestic or foreign commerce of the United States. The following principles have evolved under the statute.

1.	Relations with Competitors - Any understanding whatsoever between competitors with respect to price or any element of price (discounts, credit terms) to be paid to or charged third parties, including arrangements between competitors that tend only to stabilize prices, are prohibited. Also prohibited are understandings between competitors with respect to the amount of their production, the division or allocation of markets, territories or customers, and the boycotting of third parties.

All such arrangements are per se unlawful. That means they cannot be defended or justified in any, no matter how good the competitors’ intentions were.

The prohibited conspiracies and understandings do not require formal documents signed by the parties. A conspiracy or understanding also will be found to exist where it is shown that there was any kind of mutual understanding that gave the parties a basis for expecting that a business practice or decision adopted by one would be followed, or at least not opposed, by the other.

2.	Relations with Customers

a.	Unreasonable restraints on resale are generally unlawful. This encompasses, for example, an agreement or understanding by the seller and customer with respect to the price at which the customer will resell a product.

b.	Refusals to Deal - A company generally has the right to select the customers with whom it chooses to do business. However, this right should not be relied upon to force a customer to accept resale price restrictions.

c.	Tying Arrangements - Any arrangement under which a seller induces a customer to take a product it does not wish to buy from the seller as a condition of a license or sale of a different product the buyer does wish to obtain is generally unlawful.

B.	Applicability of U.S. Antitrust Laws to International Transactions - The Sherman Act is applicable to international transactions in which any U.S. person or corporation is a party where it may be shown that the transaction has any substantial effect on the foreign commerce (e.g., imports and/or exports) of the U.S. For example, an arrangement that would restrain a U.S. company from selling abroad or a non-U.S. company from selling into the U.S. would clearly be subject to U.S. jurisdiction. The Act also reaches transactions in which only non-U.S. citizens or businesses are involved where it is shown that there has been a substantial effect upon U.S. foreign commerce and that such effect was intended by the parties.

Once it is found that the international transaction falls within the jurisdiction of the U.S. antitrust laws, those laws are applied in precisely the same manner as they are applied with respect to domestic transactions. Transactions deemed to be per se violations if engaged in domestically will similarly be deemed to be per se violations if engaged in overseas, and the rule of reason will be similarly applied. Exceptions may be made where it may be shown without question that it would have been impossible for the parties to have engaged in international trade in the absence of the arrangement in question, or that the actions were required by a foreign government.

C.	Foreign Antitrust Laws - Foreign antitrust laws are in effect in numerous countries, and space does not permit even a brief examination here of the various laws. Careful consideration must be given to the applicable laws of all jurisdictions in which a transaction involving a competitive restraint is to take place.

The chief antitrust document involving the European Common Market is found in the Rome Treaty of 1957 that established the European Common Market. Article 85(1) of the Treaty specifically prohibits all concerted practices that are likely to effect trade between the Member States and which have as their object or result the prevention, restriction, or distortion of competition within the Common Market. Examples listed that are deemed to fall within Article 85(1) include such common restraints as price fixing, production limitation, price discrimination and tie-in arrangements. Article 85(3) exempts from the prohibition of Article 85(1) agreements that may be shown to contribute toward improving production or distribution of goods or promoting technical or economic progress within the Common Market while reserving to users a fair share in the profit, without imposing upon the enterprises concerned any restriction which is not essential to attaining such objective or giving such firms the power to eliminate competition in a substantial part of the Market. However, an exemption under Article 85(3) is not available unless the restrictive agreement has been registered with the European Economic Community (EEC).

One of the actions that may be taken by the EEC, in the event of violation, is a fine that may be as high as several million dollars. The Commission has imposed substantial fines in cases involving agreements between competitors adopting concerted practices, including common prices. The fines were levied against parties headquartered both inside and outside the European Common Market.

Other countries have adopted similar antitrust laws to protect their economy and prohibit concerted practices that distort competition. Managing directors of foreign subsidiaries and Representatives must familiarize themselves and follow the antitrust laws in the countries in which they conduct business. Conflicts between foreign antitrust laws and U.S. antitrust laws must be resolved in favor of the more astringent law.

D.	U.S. Legal Controls on International Commerce - Several U.S. statutes are applicable to certain transactions of U.S. companies, non-U.S. companies owned or controlled by the Company, as well as to the personnel of such non-U.S. companies who participate in those transactions. Violations of these U.S. statutes carry criminal penalties in the U.S. for such non-U.S. companies, the Company and the personnel of each who are U.S. citizens or residents.

1.	Boycotts - The Export Administration Act and the Tax Reform Act of 1976 provide for civil and criminal penalties, denial or suspension of export privileges and loss of U.S. tax benefits for cooperation with foreign country boycotts that discriminate against U.S. firms or citizens on the basis of race, color, religion, sex or national origin. They also apply to compliance with requests for information or action furthering the boycott of nationals friendly to the U.S. as conditions of sales of goods or services to boycotting countries where the goods contain material of U.S. origin or the cooperation is directed by the U.S. parent. Since the penalties also apply to the failure to report promptly boycott-related requests for information or action from boycotting countries, whether directed to the Company or related firms abroad owned or controlled by the Company, it is of utmost importance that the Company’s legal counsel and the chief executive officer be immediately informed of such requests to facilitate prompt compliance with the reporting requirements.

2.	Product and Technical Data Controls - The regulations under the Export Administration Act of 1969 describe which products, produced in the U.S. or elsewhere on the basis of U.S. technical data, and which technical data of U.S. origin, may be sold or disclosed to customers in a given country. Non-U.S. subsidiaries must consult with the U.S. corporate counsel of the Company regarding these regulations because they also restrict the resale or disclosure of such products and technical data by them.

3.	Treasury Embargo Controls - The Treasury Department’s Office of Foreign Assets Control administers prohibitions on commercial and financial transactions by U.S. companies and foreign firms owned or controlled by U.S. companies, regardless of product, with selected countries currently reflected on the Department’s trade embargo list. The list is subject to change at anytime, so check with the Company’s corporate counsel before entering into commercial transactions. The regulations provide for imprisonment and substantial fines for directors, officers and employees of the U.S. firm involved in willful violation of the regulations. U.S. citizens or residents acting in similar roles for the foreign subsidiaries and affiliates may be deemed to be aware of such violations and thus be involved in any failure to comply with the regulations’ requirements. The subsidiary itself may suffer other adverse consequences including inability to obtain licenses or delay in obtaining licenses. These regulations are complicated and advice on specific transactions should be obtained from the Company’s corporate counsel.

V.	Inside Information & Confidentiality

Until released to the public, material information concerning the Company’s plans, successes, or failures is considered “inside” information and, therefore, confidential. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests.

The Company has registered with the Securities and Exchange Commission securities that can be publicly traded. As a result, several rigidly enforced laws and regulations that are intended to prevent misuse of corporate information by regulating the manner in which securities may be bought or sold are applicable to the Company and its officers, directors, and employees.

As a public company, the Company is obligated by federal securities laws to make prompt, full and fair public disclosure of information that may be expected to affect the market prices for its securities, unless disclosure would be inappropriate under the circumstances. Therefore, any disclosure by a Company employee, officer or director to outsiders of financial or operating information concerning the Company, and that might reasonably have an effect upon the market for the Company’s securities, is to be made only with the prior consent of the Company’s board of directors or chief executive officer. Any other disclosure of non-public information is prohibited. Directors, officers and employees are also not permitted to speculate in (buy, sell or own) puts and calls, or execute short sales in the Company’s stock. Finally, while directors, officers and employees may exercise options at any time, directors, executive officers, and all accounting, finance and legal department management personnel are prohibited from buying or selling Company securities in the public market (including sales made in a “cashless option exercise”) except during the 30 days beginning two business days after the public announcement of annual or quarterly earnings. Company employees and directors are referred to and are encouraged to read the Company’s Insider Trading Policy.

VI.	Applicability of U.S. Securities Laws to International Transactions

The U.S. securities laws may be applicable to subsidiaries or affiliates physically located outside the U.S. if (a) there are a substantial number of U.S. shareholders or (b) transactions take place using instrumentality’s of U.S. interstate or foreign commerce (i.e., U.S. mails or other means of interstate or foreign communications). It is, therefore, necessary that transactions involving securities of subsidiaries or affiliates be carefully reviewed by corporate counsel for compliance not only with local law, but also for possible applicability of U.S. securities laws.

VII.	Political Contributions

In the United States and in some other countries, it is unlawful for political contributions to be made by corporations, whether by direct or indirect use of corporate funds. In those countries, such contributions by employees must not be made, or even appear to be made, with the Company’s funds, or reimbursed from the Company’s funds. In addition, the selection of a candidate or of a party should not be, or seem to be, coerced or influenced by the Company.

In the United States, the statute controlling political contributions is the U.S. Foreign Corrupt Practices Act of 1977. In 1998, the U.S., by the passage of the International Anti-Bribery and Fair Competition Act of 1998, became a contracting party to the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “Convention”). Over 50 countries have signed to become contracting parties to the Convention.

It is the business policy of the Company that no payment, directly or indirectly, be made that might be interpreted or construed as being made:

(a) to or for the benefit of any candidate for political office or any political party, whether in the United States or any other country;

(b) to reimburse, in money, goods, services or time, any employee for his activities, time or expenses in nomination, election or appointment of a public official, domestic or foreign;

(c) as a donation or loan or make available any property of any kind to any political party, committee or candidate, or loan any Company personnel to any political entity or to any other entity for use in any political activity;

(d) for the service or operating expenses of any political party or committee thereof, such as for advertising, stationery, utilities, transportation, etc.; or

(e) as loans, donations or other disbursements, directly or indirectly, to Company officers or employees or others for the use or benefit of any political party, candidate or committee.

VIII.	Government Contracts

In business transactions directly or indirectly involving the sale of products or services to any federal, state or local government entity, and whether or not financed with appropriated funds, all officers and employees of the Company so involved will fully and strictly comply with all applicable laws, regulations and contract provisions. In this regards, federal law imposes the following prohibitions and obligations that shall be observed in all dealings with governmental authorities.

A.	Prohibited Acts

1.	Furnishing entertainment or gratuities to government employees or their families, except when agency regulations permit gifts up to a stated nominal value.

2.	Lobbying of government agencies for contract awards using any appropriated funds received from the government.

3.	Payment of contingent fees for contract awards using any appropriated funds received from the government.

4.	Soliciting or acceptance of anything of value from the Company’s suppliers for the purpose of improperly obtaining or rewarding favorable treatment incident to government contracting.

5.	Discussion of employment of a government procurement official during the course of any federal procurement activities involving that official.

6.	Soliciting or obtaining from any agency a competitor’s proprietary information or any other procurement information not publicly available during the course of any federal agency procurement.

7.	Subcontracting to any currently debarred or suspended firm or individual for supplies or services of $25,000 or above unless there is a compelling reason to do so, and with an explanation thereof to the government contracting officer.

8.	Falsifying any document relating to the award, performance or payment under any government contract or subcontract.

B.	Obligations - Full and strict compliance with all requirements of government contracts including those relating to reimbursement of costs and quality assurance.

Complete truthfulness in making all certifications and representations called for by government procurement documents in all dealings with government employees.

IX.	Anti-Bribery Laws

A.	Bribery is the giving of money or anything else of value in an attempt to influence unlawfully the action of a public official. No person should pay, offer or authorize any bribe or make any other unlawful payment on behalf of the Company. This prohibition extends to payments to consultants, agents or other intermediaries when the person has reason to believe that some part of the payment or fee will be used for a bribe or otherwise to influence government action.

B.	Payment (other than for purchase of a product or service) or giving of a gift of more than token or nominal value to suppliers or customers or their agents, employees, or fiduciaries may be a commercial bribe, that may also be a violation of law. Commercial bribery is also against the Company’s policy and no person should engage in such bribery on the Company’s behalf.

C.	It is the Company’s policy to obey both foreign and domestic tax laws and foreign exchange control laws. No person should on the Company’s behalf enter into any transaction that the person knows or should reasonably know would violate such laws.

D.	Neither the Company nor its Representatives should assist any third party in violating laws of any country. This policy applies whether or not the Company’s assistance itself violates the laws of any country.

X.	False or Artificial Entries in Books & Records

The Company’s chief executive officer, chief financial officer and controller are responsible for providing full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission and in the Company’s other public communications.

Compliance with the record-keeping requirements of all laws, both domestic and foreign, is the policy of the Company and the responsibility of each person. Each person must make certain that no entries are made in or omitted from the official Company financial and accounting books and records that in any way might be interpreted or construed as misstating or otherwise concealing the nature or purpose of any payment or expenditure; or that the Company has used any payment or expenditure in any way that might be construed or interpreted as being for any purpose other than that described by the documents and accounting entries supporting and describing such payment. The Company’s Chief Executive Officer, Chief Financial Officer and Controller are responsible for providing full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission and in the Company’s other public communications.

XI.	Unrecorded Fund or Asset

The Company does not maintain directly or indirectly, any cash funds, bank deposits or other Company assets without recording them on the official Company financial and accounting books and records, and the Company does not, or any other person or entity acting on behalf of the Company, maintain any domestic or foreign numbered bank account or any account in a name other than the name of the Company.

XII.	Reporting Violations and Waivers of the Policy

A.	It is the obligation of every director, officer, employee and Representative to promptly report (including anonymous reports) any actual or reasonable suspected violation of the Policy in the manner established by the chief executive officer, chief financial officer, or corporate counsel. All reports will be promptly investigated and appropriate corrective or disciplinary action will be taken, including notification of the board of directors, and regulatory authorities through the corporate counsel and the chief financial officer. Although unlikely, a situation may arise that requires consideration of a waiver of the policy. Any waiver for a director or executive officer of the Company may only be made by the Company’s Board of Directors or a committee of the Board of Directors and must be publicly disclosed as provided hereinafter.

B.	The following disclosures are required under federal securities laws beginning in fiscal year 2004. A copy of this policy shall be filed as an exhibit to the Company’s annual report on Form 10-K. Amendments to, and waiver of the policy shall be disclosed within five business days after the amendment or waiver, either by filing a Form 8-K or, if the Company has disclosed in its most recently filed annual report on Form 10-K its intentions to use its website for such purpose, by posting the disclosure on its website. If posted on the website, the disclosure shall remain on the website for at least 12 months and be retained for five years

XIII.	Compliance and Training Programs

To assist individuals in becoming aware of and complying with the Policy and other legal obligations imposed on the Company by law or regulation, the following steps have been taken:

A.	Initial distribution of the Policy to all directors, officers and employees. All Company personnel must sign off on Policy as part of pre-employment procedures. All Representatives must sign off on the Policy at the time of initial contracting with the Company.

B.	Subsequent distribution of the Policy annually to all directors, officers, select employees and Representatives. A written acknowledgment obtained from all Representatives, directors, officers, management, supervisor, purchasing, sales, marketing and accounting employees that they have read, understood and agreed to comply with the Policy and are in compliance.

C.	Personnel Records. Maintenance of a register in the personnel records documenting receipt of the Policy.

D.	Review Program. Internal operations review programs to determine compliance with the Policy on a periodic or other appropriate basis.

XIV.	Disclosure of Code, Amendments and Waivers

The following disclosures are required under federal securities laws beginning in fiscal year 2004. A copy of the Policy shall be filed as an exhibit to the Company’s annual report on Form 10-K, posted on the Company’s website or made available free of charge upon request of any person. Amendments to, and waivers of, the Policy shall be disclosed within five business days after the amendment or waiver, either by filing a Form 8-K, or if the Company has disclosed in its most recently filed annual report on Form 10-K its intention to use its website for such purpose, by posting the disclosure on its website. If posted on the website, the disclosure shall remain on the website for at least 12 months and be retained by the Company for five years.

CERTIFICATION

I, the undersigned, certify that I have read and understood the above corporate Policy and acknowledge that it is my responsibility to comply with this policy and to ensure that those reporting to me also comply. All questions or possible violations will be discussed with the corporate attorney or the chief executive officer or chief financial officer.

Signature	Date

Printed Name

U.S. ANNUAL CERTIFICATION OF COMPLIANCE
WITH
DOMESTIC & INTERNATIONAL BUSINESS ETHICS RESPONSIBILITIES POLICY

I certify that I have read and am in compliance with the Gundle/SLT Environmental, Inc. Domestic & International Business Ethics and Responsibilities Policy and acknowledge that it is my responsibility to comply with this Policy and to assure that those reporting to me also comply. All questions or possible violations of the Policy that arise will be discussed with the chief executive officer, the chief financial officer or the Company’s corporate counsel.

I certify that:

•	to the best of my knowledge, none of our employees are in violation of the Policy;

•	the Policy has been distributed to employees of the Company and its subsidiaries who report to me;

•	the standards and policies contained in the Policy have been reviewed during the past year with the employees of the Company and its subsidiaries who report to me.

I understand that this acknowledgment and certification will be placed in my personnel file for permanent reference.

Signature

Printed Name

Date

ANNUAL CERTIFICATION OF COMPLIANCE
WITH DOMESTIC & INTERNATIONAL BUSINESS ETHICS POLICY
(International)

I hereby certify that I, and my Company, as a Representative involved in international transactions, am in compliance with the provisions of the Gundle/SLT Environmental, Inc. Domestic & International Business Ethics and Responsibilities Policy in the country or countries in which I conduct business on behalf of the Company. I further certify that I am in compliance with and have complied with the anti-bribery and antitrust laws described within the Policy.

I understand that if I know of any events or transactions that violate the Policy, my responsibility is to communicate the information promptly to the Company’s Chief Executive Officer or Chief Financial Officer.

Signature & Title	Company

Printed Name	Address

Date